                                                                       EXHIBIT 5

                      [LETTERHEAD OF DILWORTH PAXSON LLP]

(215) 575-7000

                               February 27, 1998

The Board of Directors
Manugistics Group, Inc.
2115 East Jefferson Street
Rockville, Maryland 20852

     Re: Shares of Common Stock to be
       Registered on Form S-3

Dear Sirs:

     We have acted as counsel for Manugistics Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 to be filed on or about the date hereof by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the public offering of up to a total of 1,550,000 shares (the "Shares") of the Company's common stock, par value $.002 per share. (The form of said Registration Statement, including all exhibits thereto and all documents incorporated therein by reference, is referred to below as the "Registration Statement.")

     The Shares may be offered and sold from time to time for the account of certain stockholders of the Company who are referred to in the Registration Statement as the "Selling Stockholders." The Company issued the Shares to the Selling Stockholders pursuant to a Stock Purchase Agreement dated February 13, 1998, by and among Manugistics Nova Scotia Company, a Nova Scotia unlimited company which is an indirect, wholly-owned subsidiary of the Company, ProMIRA Software Incorporated, a Nova Scotia limited company ("ProMIRA"), and persons who then were the shareholders and option holders of ProMIRA (the "Stock Purchase Agreement").

     In this connection, we have examined: (i) the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-laws; (ii) the resolutions and related minutes of the Company's Board of Directors approving the Stock Purchase Agreement and the transactions contemplated thereby, including the issuance of the Shares to the Selling Stockholders, and approving the preparation and filing of the Registration Statement; (iii) the Stock Purchase Agreement; (iv) the Registration Statement; and (v) certain officers' certificates and such other documents as we have deemed appropriate or necessary for purposes of rendering the opinions hereinafter expressed.

     In rendering the opinions expressed below, we have assumed the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to us as copies and the genuineness of all signatures.

     Based upon and subject to the foregoing, we are of the opinion that the Shares were, upon delivery against payment therefor at closing under the Stock Purchase Agreement, and are, duly authorized, legally issued, fully paid and non-assessable.

     We are admitted to practice in the Commonwealth of Pennsylvania. We have made such investigation of the General Corporation Law of the State of Delaware (the "Delaware GCL") as we have considered appropriate for the purpose of rendering the opinions expressed above. This opinion is limited to the Federal law of the United States and the Delaware GCL.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this Firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                                          Sincerely,

                                                 /s/ DILWORTH PAXSON LLP
                                          --------------------------------------
                                                   DILWORTH PAXSON LLP